Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TI Employees 2014 Stock Purchase Plan of our reports dated February 24, 2014, with respect to the consolidated financial statements of Texas Instruments Incorporated and the effectiveness of internal control over financial reporting of Texas Instruments Incorporated, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Ernst & Young LLP
Dallas, Texas
May 2, 2014